FOR IMMEDIATE RELEASE
Limbach Holdings, Inc. Reports Second Quarter 2025 Results
Delivered Q2 Net Income of $7.8 million and Adjusted EBITDA of $17.9 million
Increases Full Year 2025 Revenue Guidance to $650 million to $680 million and Adjusted EBITDA to $80 million to $86 million
WARRENDALE, PA – August 5, 2025 – Limbach Holdings, Inc. (Nasdaq: LMB) (“Limbach” or the “Company”) today announced its financial results for the quarter ended June 30, 2025.
Second Quarter 2025 Highlights Compared to Second Quarter 2024
•Total revenue was $142.2 million, an increase of 16.4% from $122.2 million
•Net income of $7.8 million, or $0.64 per diluted share, compared to $6.0 million, or $0.50 per diluted share
•Adjusted net income of $11.3 million, or $0.93 per adjusted diluted earnings per share, compared to adjusted net income of $8.7 million, or $0.73 per adjusted diluted earnings per share
•Adjusted EBITDA of $17.9 million, up 30.0% from $13.8 million
•Owner Direct Relationships (“ODR”) revenue increased 31.7%, or $26.2 million, to $108.9 million, or 76.6% of total revenue
•Total gross profit was $39.8 million, an increase of 18.9% from $33.5 million
•Net cash from operating activities of $2.0 million compared to $16.5 million.
Management Comments
“We delivered strong second quarter performance, with improvement in key metrics year over year — clear evidence that our strategic shift to higher margin ODR business is driving meaningful results,” said Michael McCann, President and Chief Executive Officer of Limbach. “During the quarter, ODR revenue grew 31.7%, representing 76.6% of total revenue, up from approximately 21% of total revenue during the second quarter of 2019 which was the year that we started the transition. In addition, ODR gross profit grew 24.6%, representing 79.3% of total gross profit. Our strategic focus on the ODR segment is yielding measurable value as we expand margins, reduce risk, and generate more predictable revenue and profits. This momentum continues to build, reinforcing our confidence in our growth strategy and Limbach’s position as a leading provider of essential building systems solutions for existing critical infrastructure.
“We believe we are still in the early stages of fully realizing the value of our customer relationships and market reach. To build on this momentum, we’ve made strategic investments in our sales organization aimed at strengthening our go-to-market strategy — prioritizing enhancements to our national account approach and accelerating our ability to collaborate with customers on their capital programs. These efforts are aimed at deepening relationships, enhancing engagement, and positioning us as a trusted, long-term partner. This, combined with a robust M&A pipeline and disciplined operational execution, positions Limbach well for continued growth and we remain focused on creating long-term value for our stockholders.”
The following are results for the three months ended June 30, 2025, compared to the three months ended June 30, 2024:
•Total revenue was $142.2 million, an increase of 16.4% from $122.2 million. ODR segment revenue of $108.9 million increased by $26.2 million, or 31.7%, while General Contractor Relationships (“GCR”) segment revenue of $33.3 million decreased by $6.2 million, or 15.7%. The increase in period-over-period ODR segment revenue was primarily due to the Company's continued focus on the accelerated growth of its ODR business and as a result of the contribution from Consolidated Mechanical, LLC (“Consolidated Mechanical”). The decrease in period-over-period GCR segment revenue was primarily due to the Company’s continued focus on the execution of its mix-shift strategy to ODR, partially offset by an increase in GCR revenue associated with the contribution from Kent Island Mechanical, LLC (“Kent Island”). Kent Island and Consolidated Mechanical were not acquired entities of the Company during the comparative prior year period.

•Total gross profit was $39.8 million, an increase of 18.9%, compared to $33.5 million. ODR gross profit increased $6.2 million, or 24.6%, due to an increase in revenue, despite slightly lower segment margins of 29.0% versus 30.6% resulting from certain ODR-related project write-ups recognized in the second quarter of 2024 that did not recur in the current period. In addition, gross margins continue to reflect the ongoing integration of acquired companies as the Company transitions them to its standardized revenue growth structure and margin recognition framework. GCR gross profit increased $0.1 million, or 1.1%, due to higher segment margins of 24.7% compared to 20.6% on project work period-over-period, despite lower revenue and certain GCR-related project write-ups recognized in the second quarter of 2024 that did not recur in the current period. Total gross margin increased from 27.4% to 28.0%, mainly driven by the mix of higher margin ODR segment work and the Company's continued selectivity of GCR segment work.
•Selling, general and administrative (“SG&A”) expense increased by approximately $3.5 million, to $26.6 million, compared to $23.2 million. The Company’s SG&A expense for the three months ended June 30, 2025 increased primarily due to a $1.7 million increase in professional services fees including those incurred with the successful acquisition of Pioneer Power, Inc. (“PPI”) on July 1, 2025, a $1.6 million increase in payroll related expenses, and a $0.1 million increase in non-cash stock-based compensation expenses. These variances also include SG&A expense associated with Kent Island and Consolidated Mechanical, which were not acquired entities of the Company during the comparative prior year period. As a percentage of revenue, SG&A expense was 18.7%, down from 19.0% in the same period one year ago.
•Interest expense was $0.6 million during the current quarter, compared to $0.4 million in the second quarter of 2024. The increase in interest expense was related to higher financing costs associated with a larger vehicle fleet year-over-year.
•Interest income was $0.3 million during the current quarter, compared to $0.5 million in the second quarter of 2024. This decrease was related to reduced cash and cash equivalent balances and lower yields on investments.
•Net income was $7.8 million compared to $6.0 million, an increase of 30.2%. Diluted earnings per share was $0.64, as compared to $0.50 in the prior period.
•Adjusted EBITDA was $17.9 million as compared to $13.8 million in the prior period, an increase of 30.0%.
•Adjusted net income was $11.3 million as compared to $8.7 million, an increase of 29.0%. Adjusted diluted earnings per share was $0.93 as compared to $0.73 in the prior period.
•Net cash from operating activities of $2.0 million compared to $16.5 million reflecting the timing of billings that impacted changes in working capital.
Balance Sheet
At June 30, 2025, cash and cash equivalents were $38.9 million. Current assets were $209.0 million and current liabilities were $123.5 million at June 30, 2025, representing a current ratio of 1.69x compared to 1.46x at December 31, 2024. At June 30, 2025, the Company had $10.0 million in borrowings against its revolving credit facility and $5.1 million for standby letters of credit. On June 27, 2025, the Company entered into an amendment to its credit agreement with its lender, Wheaton Bank & Trust Company, N.A., a subsidiary of Wintrust Financial Corporation, to expand the size of its revolving credit facility from $50 million to $100 million and make other conforming changes to the credit facility.
On July 1, 2025, the Company completed its acquisition of PPI, for a purchase price at closing of $66.1 million. The purchase price is subject to customary working capital adjustments and includes owned real property associated with PPI’s headquarters, warehouse, and fabrication facility valued at approximately $4.6 million. The acquisition was funded through a combination of available cash and the Company’s revolving credit facility. The PPI acquisition occurred after the end of the second quarter. The balance sheet as of June 30, 2025 does not include the funding impact of the acquisition.

2025 Guidance
The Company is updating its guidance for FY 2025 as follows:

	Current	Previous
Revenue	$650 million - $680 million	$610 million - $630 million
Adjusted EBITDA	$80 million - $86 million	$78 million - $82 million
With respect to projected 2025 Adjusted EBITDA guidance and Adjusted EBITDA Margin, a quantitative reconciliation is not available without unreasonable efforts due to the high variability, complexity and low visibility with respect to certain items, which are excluded from Adjusted EBITDA. The Company expects the variability of these items to have a potentially unpredictable, and potentially significant, impact on future financial results.
Conference Call Details

Date:	Wednesday, August 6, 2025
Time:	9:00 a.m. Eastern Time
Participant Dial-In Numbers:
Domestic callers:	(877) 407-6176
International callers:	+1 (201) 689-8451
Access by Webcast
The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=xyi0kCOj. An audio replay of the call will be archived on Limbach’s website for 365 days.
About Limbach
Limbach is a building systems solutions firm that partners with building owners and facilities managers who have mission critical mechanical (heating, ventilation and air conditioning), electrical and plumbing infrastructure. We strive to be an indispensable partner to our customers by providing services that are essential to the operation of their businesses. We work with building owners primarily in six vertical markets: healthcare, industrial and manufacturing, data centers, life science, higher education, and cultural and entertainment. We have approximately 1,600 team members in 21 offices across the eastern United States. Our team members uniquely combine engineering expertise with field installation skills to provide custom solutions that leverage our full life-cycle capabilities, which allows us to address both the operational and capital projects needs of our customers.
Additional Information
Investors and others should note that Limbach announces material financial information to its investors using its investor relations website, U.S. Securities and Exchange Commission (the “SEC”) filings, press releases, public conference calls/videos, and webcasts. Limbach uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s services and other Company information. It is possible that the information that Limbach posts on social media could be deemed to be material information. Therefore, Limbach encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Limbach’s investor relations website.

Forward-Looking Statements
We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events, including, without limitation, our earnings, Adjusted EBITDA, projected EBITDA production from possible acquisitions, revenues, expenses, backlog, capital expenditures or other future financial or business performance or strategies, results of operations or financial condition, timing of the recognition of backlog as revenue, the potential for recovery of cost overruns, and the ability of Limbach to successfully remedy the issues that have led to write-downs in various business units and the Company’s business being negatively affected by the health crises or outbreaks of diseases, such as epidemics or pandemics (and related impacts, such as supply chain disruptions). These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target,” “goal,” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties, which may cause them to turn out to be wrong. There may be additional risks that we consider immaterial or which are unknown. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations
Financial Profiles, Inc.
Lisa Fortuna
LMB@finprofiles.com

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except share and per share data)	2025	2024	2025	2024
Revenue	$142,241	$122,235	$275,349	$241,211
Cost of revenue	102,415	88,727	198,804	176,615
Gross profit	39,826	33,508	76,545	64,596
Operating expenses:
Selling, general and administrative	26,632	23,176	53,150	46,052
Change in fair value of contingent consideration	795	1,111	1,222	1,734
Amortization of intangibles	1,757	1,031	3,620	2,088
Total operating expenses	29,184	25,318	57,992	49,874
Operating income	10,642	8,190	18,553	14,722
Other income (expenses):
Interest expense	(563)	(432)	(1,089)	(907)
Interest income	334	546	704	1,108
Gain on disposition of property and equipment	407	66	740	557
(Loss) gain on change in fair value of interest rate swap	(56)	(12)	(153)	137
Total other income	122	168	202	895
Income before income taxes	10,764	8,358	18,755	15,617
Income tax expense	3,002	2,395	779	2,068
Net income	$7,762	$5,963	$17,976	$13,549

Earnings Per Share (“EPS”)
Earnings per common share:
Basic	$0.67	$0.53	$1.56	$1.21
Diluted	$0.64	$0.50	$1.48	$1.13
Weighted average number of shares outstanding:
Basic	11,624,639	11,268,465	11,522,614	11,214,157
Diluted	12,114,221	11,966,917	12,106,967	11,974,133

LIMBACH HOLDINGS, INC.
Condensed Consolidated Balance Sheets (Unaudited)

(in thousands, except share and per share data)	June 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$38,940	$44,930
Restricted cash	65	65
Accounts receivable (net of allowance for credit losses of $454 and $387 as of June 30, 2025 and December 31, 2024, respectively)	113,065	119,659
Contract assets	45,812	47,549
Income tax receivable	1,916	—
Other current assets	9,172	8,131
Total current assets	208,970	220,334

Property and equipment, net	36,351	30,126
Intangible assets, net	37,666	41,228
Goodwill	33,131	33,034
Operating lease right-of-use assets	21,165	21,539
Deferred tax asset	5,402	5,531
Other assets	295	337
Total assets	$342,980	$352,129

LIABILITIES
Current liabilities:
Current portion of long-term debt	$4,423	$3,314
Current operating lease liabilities	4,133	4,093
Accounts payable, including retainage	55,386	60,814
Contract liabilities	32,100	44,519
Accrued income taxes	—	1,470
Accrued expenses and other current liabilities	27,411	36,827
Total current liabilities	123,453	151,037
Long-term debt	28,397	23,554
Long-term operating lease liabilities	17,433	17,766
Other long-term liabilities	3,163	6,281
Total liabilities	172,446	198,638

STOCKHOLDERS’ EQUITY
Common stock, $0.0001 par value; 100,000,000 shares authorized, issued 11,804,291 and 11,452,753, respectively, and 11,624,639 and 11,273,101 outstanding, respectively	1	1
Additional paid-in capital	93,296	94,229
Treasury stock, at cost (179,652 shares at both period ends)	(2,000)	(2,000)
Retained earnings	79,237	61,261
Total stockholders’ equity	170,534	153,491
Total liabilities and stockholders’ equity	$342,980	$352,129

LIMBACH HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended June 30,
(in thousands)	2025	2024
Cash flows from operating activities:
Net income	$17,976	$13,549
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	7,995	5,520
Provision for credit losses	139	90
Non-cash stock-based compensation expense	3,236	2,720
Non-cash operating lease expense	1,992	2,089
Amortization of debt issuance costs	21	21
Deferred income tax provision	128	(107)
Gain on sale of property and equipment	(740)	(557)
Loss on change in fair value of contingent consideration	1,222	1,734
Loss (gain) on change in fair value of interest rate swap	153	(137)
Changes in operating assets and liabilities:
Accounts receivable	6,455	496
Contract assets	1,644	3,715
Other current assets	(1,040)	(376)
Accounts payable, including retainage	(5,428)	(12,195)
Prepaid income taxes	(1,916)	(601)
Accrued taxes payable	(1,470)	(266)
Contract liabilities	(12,419)	4,301
Operating lease liabilities	(1,968)	(1,961)
Accrued expenses and other current liabilities	(10,890)	(3,639)
Payment of contingent consideration liability in excess of acquisition-date fair value	(711)	(1,687)
Other long-term liabilities	(137)	(149)
Net cash provided by operating activities	4,242	12,560
Cash flows from investing activities:
Consolidated Mechanical Transaction, measurement period adjustment	(3)	—
Proceeds from sale of property and equipment	926	598
Advances from joint ventures	—	7
Purchase of property and equipment	(3,075)	(5,836)
Net cash used in investing activities	(2,152)	(5,231)
Cash flows from financing activities:
Payments of debt issuance costs	(125)	—
Payment of contingent consideration liability up to acquisition-date fair value	(2,289)	(1,313)
Payments on finance leases	(1,767)	(1,407)
Proceeds from the sale of shares to cover employee taxes	6,344	—
Taxes paid related to net-share settlement of equity awards	(10,684)	(5,187)
Proceeds from contributions to Employee Stock Purchase Plan	441	279
Net cash used in financing activities	(8,080)	(7,628)

Decrease in cash, cash equivalents and restricted cash	(5,990)	(299)
Cash, cash equivalents and restricted cash, beginning of period	44,995	59,898
Cash, cash equivalents and restricted cash, end of period	$39,005	$59,599
Supplemental disclosures of cash flow information
Noncash investing and financing transactions:
Kent Island Transaction, measurement period adjustment	$(94)	$—
Right of use assets obtained in exchange for new operating lease liabilities	1,676	3,200
Right of use assets obtained in exchange for new finance lease liabilities	7,933	1,341
Right of use assets disposed or adjusted modifying finance lease liabilities	—	2
Interest paid	1,058	918
Cash paid for income taxes	$4,023	$3,041

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Three Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$108,948	76.6%	$82,754	67.7%	$26,194	31.7%
GCR	33,293	23.4%	39,481	32.3%	(6,188)	(15.7)%
Total revenue	142,241	100.0%	122,235	100.0%	20,006	16.4%

Gross profit:
ODR(1)	31,589	29.0%	25,362	30.6%	6,227	24.6%
GCR(2)	8,237	24.7%	8,146	20.6%	91	1.1%
Total gross profit	39,826	28.0%	33,508	27.4%	6,318	18.9%

Selling, general and administrative(3)	26,632	18.7%	23,176	19.0%	3,456	14.9%
Change in fair value of contingent consideration	795	0.6%	1,111	0.9%	(316)	(28.4)%
Amortization of intangibles	1,757	1.2%	1,031	0.8%	726	70.4%
Total operating income	$10,642	7.5%	$8,190	6.7%	$2,452	29.9%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $1.6 million and $1.5 million of non-cash stock-based compensation expense for the three months ended June 30, 2025 and 2024, respectively.

LIMBACH HOLDINGS, INC.
Condensed Consolidated Segment Operating Results (Unaudited)

	Six Months Ended June 30,				Increase/(Decrease)
(in thousands, except for percentages)	2025		2024		$	%
Statement of Operations Data:
Revenue:
ODR	$199,341	72.4%	$157,010	65.1%	$42,331	27.0%
GCR	76,008	27.6%	84,201	34.9%	(8,193)	(9.7)%
Total revenue	275,349	100.0%	241,211	100.0%	34,138	14.2%

Gross profit:
ODR(1)	57,750	29.0%	47,523	30.3%	10,227	21.5%
GCR(2)	18,795	24.7%	17,073	20.3%	1,722	10.1%
Total gross profit	76,545	27.8%	64,596	26.8%	11,949	18.5%

Selling, general and administrative(3)	53,150	19.3%	46,052	19.1%	7,098	15.4%
Change in fair value of contingent consideration	1,222	0.4%	1,734	0.7%	(512)	(29.5)%
Amortization of intangibles	3,620	1.3%	2,088	0.9%	1,532	73.4%
Total operating income	$18,553	6.7%	$14,722	6.1%	$3,831	26.0%
(1)As a percentage of ODR revenue.
(2)As a percentage of GCR revenue.
(3)Included within selling, general and administrative expenses was $3.2 million and $2.7 million of non-cash stock-based compensation expense for the six months ended June 30, 2025 and 2024, respectively.

Non-GAAP Financial Measures
In assessing the performance of our business, management utilizes a variety of financial and performance measures. The key measures are Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share, which are non-GAAP financial measures.
Adjusted EBITDA and Adjusted EBITDA Margin
We define Adjusted EBITDA as net income plus depreciation and amortization expense, interest expense, and taxes, as further adjusted to eliminate the impact of, when applicable, other non-cash items or expenses that are unusual or non-recurring that we believe do not reflect our core operating results. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue. Our board of directors and executive management team focus on Adjusted EBITDA and Adjusted EBITDA Margin as two of our key performance and compensation measures. Adjusted EBITDA and Adjusted EBITDA Margin assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of certain items that do not necessarily reflect our core operations. We believe that Adjusted EBITDA and Adjusted EBITDA Margin are meaningful to our investors to enhance their understanding of our financial performance for the current period and our ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service.
Adjusted Net Income and Adjusted Diluted Earnings per Share
We define Adjusted Net Income as net income, adjusted to exclude certain items that do not reflect our core operating performance, such as amortization of intangible assets, stock-based compensation, restructuring charges, the change in fair value of contingent consideration, acquisition and other transaction costs and the net tax effect of reconciling items, as further adjusted to eliminate the impact of, when applicable, other non-cash or expenses that are unusual or non-recurring. We define Adjusted Diluted Earnings per Share as Adjusted Net Income divided by the weighted average diluted shares outstanding. We believe Adjusted Net Income and Adjusted Diluted Earnings per Share are useful to investors as we use these metrics to assist with strategic decision making, forecasting future results, and evaluating current performance.
We understand that these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties as a measure of financial performance and to compare our performance with the performance of other companies that report Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share. Our calculations of these non-GAAP measures, however, may not be comparable to similarly titled measures reported by other companies. When assessing our operating performance, investors and others should not consider this data in isolation or as a substitute for net income calculated in accordance with GAAP. Further, the results presented by Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income and Adjusted Diluted Earnings per Share cannot be achieved without incurring the costs that the measure excludes. A reconciliation of net income to Adjusted EBITDA and net income to Adjusted Net Income, the most comparable GAAP measures, are provided below.
We refer to our estimated revenue on uncompleted contracts, including the amount of revenue on contracts for which work has not begun, less the revenue we have recognized under such contracts, as “backlog.” Backlog includes unexercised contract options.

Reconciliation of Net Income to Adjusted EBITDA (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2025	2024	2025	2024
Net income	$7,762	$5,963	$17,976	$13,549

Adjustments:
Depreciation and amortization	3,923	2,808	7,995	5,520
Interest expense	563	432	1,089	907
Interest income	(334)	(546)	(704)	(1,108)
Stock-based compensation expense	1,642	1,471	3,654	2,720
Change in fair value of interest rate swap	56	12	153	(137)
Income tax provision	3,002	2,395	779	2,068
Acquisition and other transaction costs	472	21	522	51
Change in fair value of contingent consideration	795	1,111	1,222	1,734
Restructuring costs(1)	67	142	134	262
Adjusted EBITDA	$17,948	$13,809	$32,820	$25,566

Revenue	$142,241	$122,235	$275,349	$241,211
Adjusted EBITDA Margin	12.6%	11.3%	11.9%	10.6%
(1)For the three and six months ended June 30, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.
Reconciliation to Adjusted Net Income and Adjusted Diluted Earnings Per Share (unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
(in thousands, except share and per share amounts)	2025		2024		2025		2024
Net income and diluted earnings per share	$7,762	$0.64	$5,963	$0.50	$17,976	$1.48	$13,549	$1.13

Pre-tax Adjustments:
Amortization of acquisition-related intangible assets	1,757	0.15	1,031	0.09	3,620	0.30	2,088	0.17
Stock-based compensation expense	1,642	0.14	1,471	0.12	3,654	0.30	2,720	0.23
Change in fair value of interest rate swap	56	—	12	—	153	0.01	(137)	(0.01)
Restructuring costs(1)	67	—	142	0.01	134	0.01	262	0.02
Change in fair value of contingent consideration	795	0.07	1,111	0.09	1,222	0.10	1,734	0.15
Acquisition and other transaction costs	472	0.04	21	—	522	0.05	51	—
Tax effect of reconciling items(2)	(1,293)	(0.11)	(1,023)	(0.08)	(2,512)	(0.20)	(1,814)	(0.15)
Adjusted net income and adjusted diluted earnings per share	$11,258	$0.93	$8,728	$0.73	$24,769	$2.05	$18,453	$1.54
Weighted average number of shares outstanding: Diluted		12,114,221		11,966,917		12,106,967		11,974,133
(1)    For the three and six months ended June 30, 2025 and 2024, the majority of the restructuring costs related to our Southern California and Eastern Pennsylvania branches.

(2)    The tax effect of reconciling items was calculated using a statutory tax rate of 27%.